Registration No. 333-98095

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHARSIGHT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware		77-0401273
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
321 E. Evelyn Avenue, 3rd Floor Mountain View, CA 94041 (650) 314-3800
(Address and Zip Code of Principal Executive Offices)

James Hopkins President Pharsight Corporation 321 E. Evelyn Avenue, 3rd Floor Mountain View, CA 94041 (650) 314-3800
(Name and Address of Agent for Service)
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Martin A. Wellington, Esq.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
(650) 752-2000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  ______

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                                                                              Accelerated filer  ☐

Non-accelerated filer  ☐   (Do not check if a smaller reporting company)                  Smaller reporting company  ☒

RECENT EVENTS:  DEREGISTRATION

The Registration Statement on Form S-3 (Registration No. 333-98095) (the “Registration Statement”) of Pharsight Corporation (“Pharsight”), pertaining to the registration of certain shares of Pharsight’s common stock, par value $0.001 per share (“Pharsight Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on August 14, 2002, as amended on October 11, 2002 and October 30, 2002.

Pharsight, Tripos (DE), Inc. (“Tripos”) and Pearson Merger Corporation, a wholly-owned subsidiary of Tripos (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of September 8, 2008, pursuant to which, among other things, Merger Sub would be merged with and into Pharsight, Pharsight would survive as a wholly-owned subsidiary of Tripos and each outstanding share of Pharsight Common Stock would be converted into the right to receive $5.50 in cash, without interest (the “Merger”).

On October 31, 2008, Pharsight effected the Merger pursuant to Section 251 of the General Corporation Law of the State of Delaware.  The Merger became effective as specified in a Certificate of Merger filed with the Secretary of State of the State of Delaware on October 31, 2008 (the “Merger Date”).

As a result of the Merger, Pharsight has terminated all offerings of Pharsight Common Stock pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by Pharsight in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Pharsight Common Stock which remain unsold at the termination of the offering, Pharsight hereby removes from registration all shares of Pharsight Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, state of Missouri, on this 31st day of October, 2008.

PHARSIGHT CORPORATION

By:	/s/ James Hopkins
	Name:	James Hopkins
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons on October 31, 2008 in the capacities indicated.

Signature	Title

/s/ James Hopkins	President, Director
James Hopkins	(Principal Executive Officer)

/s/ John D. Yingling	Vice President and Chief Financial Officer, Director
John D. Yingling	(Principal Financial and Accounting Officer)

/s/ James Munn	Secretary, Director
James Munn